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                            SCHEDULE 14A INFORMATION
                 REVOCATION STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant {X}

Filed by a Party other than the Registrant {_}

Check the appropriate box:
{_}      Preliminary Proxy Statement (Revocation of Consent
Statement)
{_}      Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
{_}      Definitive Proxy Statement (Revocation of Consent
Statement)
{X}      Definitive Additional Materials
{X}      Soliciting Material Pursuant to Rule 14a-11(c) or
Rule 14a-12

                      GREAT WESTERN FINANCIAL CORPORATION
                   -----------------------------------------
                (Name of Registrant as Specified in Its Charter)


                   -----------------------------------------
            (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
{X}      No fee required.
{_}      Fee computed on table below per Exchange Act Rules
         14a-6(i)(1) and 0-11.
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                  transaction applies:
         (2)      Aggregate number of securities to which trans-
                  action applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                -----

         (4)      Proposed maximum aggregate value of transac-
                  tions:
                          -----------------

         (5)      Total fee paid.
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{_}      Fee paid previously with preliminary materials.

{_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

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         (2)      Form, Schedule or Registration Statement No.:

                  ----------------------------

         (3)      Filing Party:

                  -----------------------------------------------

                  ---------
         (4)      Date Filed:

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         Attached are talking points used by the management of Great Western
Financial Corporation in a presentation made to representatives of the Institutional Shareholder Services on March 17, 1997.





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                 SUMMARY OF ARGUMENTS OPPOSING AHMANSON CONSENT
                                  SOLICITATION


              This summary outlines the positions of Great Western concerning the issues raised by Ahmanson's consent solicitation.

I.       Overview

- The various Ahmanson proposals have to be viewed in the context of Ahmanson's merger proposal and the ability of the Great Western Board of Directors to respond in an appropriate manner.

- Ahmanson's proposals, individually and collectively, are designed to limit the Great Western Board's flexibility and alternatives, and to coerce Great Western into accepting Ahmanson's merger proposal.

- Put simply, these proposals are not designed to benefit Great Western and Great Western's stockholders. Instead, they are designed to benefit Ahmanson and Ahmanson's stockholders.

- From the beginning Ahmanson's tactics have been disruptive to the continuing operations of Great Western. Mr. Rinehart began by disparaging Great Western's employees as incompetent and has spent the last month attempting to back peddle from that statement. Great Western is in a customer oriented business and its employees are essential to its success. The Great Western employees are excited at the prospect of a merger with Washington Mutual. In contrast, the Great Western employees are very negative toward a merger with Ahmanson.

- Every action and every response by the Great Western Board has been taken to further the interests of Great Western's stockholders and other constituencies.





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II.      Actions of the Great Western Board

-        Let's look at the Great Western Board's responses:

         -        It refused to be pressured into accepting
                  Ahmanson's merger proposal.

         - It adopted a fairly standard By-law relating to the record date for Ahmanson's consent solicitation in order to provide for an orderly and rational consent solicitation process, and ensure that Great Western would have the opportunity to consider all relevant information before they make a decision as to whether to execute Ahmanson's consent. Ahmanson, undoubtably, would have preferred to hurry Great Western stockholders to make important decisions before they knew Great Western's response and before Washington Mutual appeared on the scene.

         - It postponed its upcoming annual meeting in order to keep Ahmanson from pressuring the stockholders into making a hasty decision regarding the future of Great Western during an unstable situation where they do not have adequate information to cast an informed vote.

- The Great Western board did not try to ignore the Ahmanson merger proposal. It did not try to remain independent. As always, it put stockholder interests first. The Great Western board carefully considered all of its strategic alternatives and entered into a merger agreement with Washington Mutual.

- The Great Western Board has not done anything to call into question its dedication to stockholder interests and there is absolutely no reason to seek to limit the Board's flexibility or alternatives.




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III.       The Ahmanson Proposals

         A.       General

                  - The Ahmanson proposals are not designed to promote stockholder democracy or allow Great Western's stockholders to decide the future of the company, but rather to coerce the Great Western stockholders to accept Ahmanson's merger proposal.

                  - The Ahmanson proposed by-law amendments are not only highly unusual, but not a single one of them appears in Ahmanson's by-laws. If the proposed by-law amend-ments are so good for Great Western and its stockholders, why aren't they also good for Ahmanson and its own stockhold-ers?

         B. PROPOSAL 1 (Precatory resolution to consider any bona fide merger proposal received by May
                  22, 1997 or accept Ahmanson merger proposal)

                  - Great Western has entered into a definitive merger agreement with Washington Mutual, therefore, Ahmanson's proposal 1 is moot.

         C.       PROPOSAL 2 (BREAK-UP FEES)

                  - Great Western was able to negotiate a merger with Washington Mutual, providing its stockholders with hundreds of millions of dollars more than Ahmanson's original merger proposal because, among other things, it had the flexibility to negotiate a break-up fee.

                  - Ahmanson acknowledges that Proposal 2 does not impact the Washington Mutual merger agreement. In a reply brief dated March 14, 1997, Ahmanson states that it "does not argue that the proposed by-law would apply to the [Washington Mutual] merger agreement." The issue before the stock-

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                           holders is whether to limit the Board's
                           flexibility in the future.

                 - Great Western continues to face a fluid situation which requires maximum flexibil-ity in order to react to changing circum-stances. Further negotiation with Wash-ington Mutual or other parties may be required and the board will continue to need maximum flexibility in any such nego-tiations.

                  - Ahmanson asserts repeatedly in its solic-iting materials that the purpose of pro-posal 2 is to give Great Western stock-holders the final say over the granting of certain merger-related break-up fees. But the fact is that Ahmanson is also intending to solicit proxies at Great Western's annual meeting in favor of a by-law amendment which would give its nominees, if elected to the Great Western Board, an absolute veto over these very same breakup fees regardless of what the stockholders decide.

         D.       PROPOSAL 3 (THE ANNUAL MEETING)

                  -        Why does Ahmanson want to force Great
                           Western to hold a quick annual meeting?

                           - Ahmanson is attempting to dictate the date of the Great Western annual meeting in order to further Ahmanson's own interests.

                           - Ahmanson is pushing for a quick annual meeting in order to pressure Great Western stockholders into making an important decision regarding the future of Great Western without adequate information to cast an informed vote.

                           - Ahmanson is attempting to elect three directors to the Great Western board in order to push the rest of the


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                                    board into accepting Ahmanson's merger
                                    proposal regardless of the best interests of Great Western or its Stockholders.

                  - Great Western is currently in an unstable situation. If Great Western were forced to hold its annual meeting prematurely Ahmanson could raise its offer shortly before the vote was to be taken, forcing stockholders to make a decision before the Great Western board has had a chance to react.

                  - The annual meeting would serve as a prema-ture referendum on the merits of Ahmanson's proposal as compared to that of Washington Mutual. Great Western stock-holders will have the ability to vote on the merger with Washington Mutual at the special meeting of stockholders of Great Western.

         E. PROPOSAL 4 (prohibiting any adjournments) AND Proposal 5 (preventing the amendment of any of the Ahmanson proposals without the vote of a majority of the outstanding shares of common stock)

                  - Proposal's 4 and 5 are part and parcel of Ahmanson's scheme to promote its interests and advance the Ahmanson merger proposal by unduly restricting the flexibility of the board to act at all times in the best interests of stockholders.

IV.      Washington Mutual v. Ahmanson

-        Difference in strategies and initiatives

                  -- Ahmanson - fewer products, narrower busi-ness strategies

                  --       Buy backs to increase earnings per share

- Geographic concentration in California v. diversi-fied Western franchise

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-        Ahmanson has higher risk profile with greater exposure to multifamily loans and commercial real estate

-        Washington Mutual has a higher dividend payout history

-        Cost savings and operating efficiencies (information systems)

-        Management of Washington Mutual's proven track record of acquisitions
         v. Ahmanson's focus on branch purchases

-        Ahmanson's low tangible common equity

-        Pooling v. Purchase

V.       Conclusion

- Ahmanson does not have any concern for the best interests of Great Western stockholders or stockholder democracy. Ahmanson's consent solicitation is part of a carefully planned scheme to pressure the Great Western Board and the Great Western stockholders into accepting its merger proposal.

- It is not necessary at this stage for ISS to make any judgments on the merits of Ahmanson's merger proposal versus Great Western's contract with Washington Mutual. Great Western stockholders will have the opportunity to vote on the proposed merger with Washington Mutual at the special meeting of stockholders which will be held for that purpose. At that time, Great Western stockholders will have enough information to cast an informed vote.

- At this stage the only decision before ISS and the Great Western stockholders is whether they should give Ahmanson their consent to limit the flexibility of the Great Western Board and push an annual meeting so Ahmanson can use the timing of the shareholder vote as a premature referendum on the merits of its unsolicited merger proposal.

- The Great Western Board has consistently acted in the best interests of stockholders and has not done anything to call into question its dedication to

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         stockholder interests and there is absolutely no reason to seek to limit the Board's flexibility or alternatives.



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        Great Western Financial Corporation ("Great Western") and certain other persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and a wholly-owned subsidiary of Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into
0.9 shares of Washington Mutual common stock (the "Merger"). The participants in this solicitation may include the directors of Great Western (James F. Montgomery, John F. Maher, Dr. David Alexander, H. Frederick Christie, Stephen
E. Frank, John v. Giovenco, Firmin A. Gryp, Enrique Hernandez, Jr., Charles D. Miller, Dr. Alberta E. Siegel and Willis B. Wood, Jr.); the following executive officers of Great Western: J. Lance Erikson, Carl F. Geuther, Michael M.
Pappas, A. William Schenck III, Ray W. Sims and Jaynie M. Studenmund; and the following other members of management of Great Western: Stephen F. Adams, Bruce
F. Antenberg, Barry R. Barkley, Ian D. Campbell, Charles Coleman, Allen D. Meadows and John A. Trotter (collectively, the "Great Western Participants").
As of the date of this communication, James F. Montgomery and John F. Maher beneficially owned 605,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities. The Great Western Participants do not benefi- cially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities.

        Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H.F. Ahmanson & Company, for which they received and may receive substantial fees. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs' role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Joe Wender, John Mahoney, Andy Gordon, Todd Owens and Andrea Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Herb Lurie, Louis S. Wolfe, Paul Wetzel, Frank V. McMahon, John Esposito, Alex Sun, Christopher Del-Moral Niles and Kavita Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result from time to time in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts or other derivatives in or relating to Great Western Securities or Washington Mutual Securities.

        As of March 14, 1997, Goldman Sachs held positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 9,669 of Great Western's common shares; (ii) net "long" $1 million of great Western's deposit notes; and (iii) net "long" 1,980 of Washington Mutual's convertible preferred stock. As of March 14, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 8,800 of Great Western's common shares; and (ii) net "long" 1,527 of Washington Mutual's common shares.

        Other participants in the solicitation include Washington Mutual and may include the directors of Washington Mutual (Douglas P. Beighle, David Bounderman, Herbert M. Bridge, J. Taylor Crandall, Robert H. Eigsti, John W. Ellis, Daniel J. Evans, Anne V. Farrell, William P. Gerberding, Kerry K. Killinger, Samuel B. McKinney, Michael K. Murphy, Louis H. Pepper, William G. Reed, Jr. and James E. Stever); the following executive officers of Washington
Mutual: William A. Longbrake, Deanna W. Oppenheimer, Craig E. Tall and S. Liane Wilson; and the following other members of management of Washington Mutual:
Karen Christensen, JoAnn DeGrande, William Ehrlich, James B. Fitzgerald, Marc Kittner and Douglas G. Wisdorf (collectively, the "Washington Mutual Participants"). As of the date of this communication, David Bounderman, J. Taylor Crandall and Kerry K. Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

        Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great
Western: Steven B. Wolitzer, Philip R. Erlanger, Sanjiv Sobti, David J. Kim, Craig P. Sweeney and Daniel A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the account of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities, or option contracts or other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of March 14, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as follows: (i) net "short" 124 of Washington Mutual's common shares; and (ii) net "short" 3,327 of Great Western's common shares.



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